UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Iconix Brand Group, Inc.

(Name of Registrant as Specified in Its Charter)

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ICONIX BRAND GROUP, INC.

1450 Broadway

New York, New York 10018

July     , 2007

Dear Fellow Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders which will be held on Thursday, August 16, 2007, at 10:00 A.M., at the offices of Iconix Brand Group, Inc., 1450 Broadway, New York, New York 10018.

The Notice of Annual Meeting and Proxy Statement, which follow, describe the business to be conducted at the meeting.

Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. After reading the enclosed Notice of Annual Meeting and Proxy Statement, please complete, sign, date and return your proxy card in the envelope provided. If the address on the accompanying material is incorrect, please advise our transfer agent, Continental Stock Transfer & Trust Company, in writing, at 17 Battery Place, New York, New York 10004.

Your vote is very important, and we will appreciate a prompt return of your signed proxy card. We hope to see you at the meeting.

Cordially,

Neil Cole
Chairman of the Board,
President and Chief Executive Officer

ICONIX BRAND GROUP, INC.

1450 Broadway

New York, New York 10018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 16, 2007

To the Stockholders of ICONIX BRAND GROUP, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Iconix Brand Group, Inc. (the “Company”) will be held on Thursday, August 16, 2007, at 10:00 A.M. at the Company’s offices at 1450 Broadway, New York, New York 10018, for the following purposes:

1.	To elect six directors to hold office until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

2.	To consider and vote upon a proposal to adopt an amendment to the Company’s Certificate of Incorporation to increase the number of shares of common stock that the Company has authority to issue from 75,000,000 to 150,000,000 and, consequently, to increase the total number of shares of all classes of capital stock that the Company has authority to issue from 80,000,000 to 155,000,000;

3.	To ratify the appointment of BDO Seidman, LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2007; and

4.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only stockholders of record at the close of business on July 5, 2007 are entitled to notice of and to vote at the Annual Meeting of Stockholders or any adjournments thereof.

By Order of the Board of Directors,

Neil Cole
Chairman of the Board, President and Chief Executive Officer

July     , 2007

IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING:

PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED FOR THAT PURPOSE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE, AND IF YOU ARE PRESENT AT THE MEETING YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE THE RIGHT TO VOTE YOUR SHARES PERSONALLY.

PROXY STATEMENT

ICONIX BRAND GROUP, INC.

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 16, 2007

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of ICONIX BRAND GROUP, INC. (the “Company”, “Iconix”, “we”, “us” or “our”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on August 16, 2007, including any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting.

Management intends to mail this proxy statement and the accompanying form of proxy to stockholders on or about July     , 2007.

Proxies in the accompanying form, duly executed and returned to the management of the Company and not revoked, will be voted at the Annual Meeting. Any proxy given pursuant to such solicitation may be revoked by the stockholder at any time prior to the voting of the proxy by a subsequently dated proxy, by written notification to the Secretary of the Company, or by personally withdrawing the proxy at the meeting and voting in person.

The address and telephone number of the principal executive offices of the Company are:

1450 Broadway

New York, New York 10018

Telephone No.: (212) 730-0030

OUTSTANDING STOCK AND VOTING RIGHTS

Only stockholders of record at the close of business on July 5, 2007 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were issued and outstanding                      shares of the Company’s common stock, $.001 par value per share (the “Common Stock”), the Company’s only class of voting securities. Each share of Common Stock entitles the holder to one vote on each matter submitted to a vote at the Annual Meeting.

VOTING PROCEDURES

The directors will be elected by the affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting, provided a quorum is present. Therefore, the six nominees receiving the greatest number of votes cast at the meeting will be elected as directors of the Company. The affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the Record Date will be required to approve the proposal to amend our Certificate of Incorporation to increase our authorized Common Stock. All other matters at the Annual Meeting, including the ratification of the appointment of BDO Seidman, LLP as the Company’s independent registered public accountants for its fiscal year ending December 31, 2007 will be decided by the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter, provided a quorum is present. A quorum is present if at least a majority of the shares of Common Stock outstanding as of the Record Date are present in person or represented by proxy at the Annual Meeting. Votes will be counted and certified by one or more Inspectors of Election who are expected to be employees of the Company. In accordance with Delaware law, abstentions and “broker non-votes” (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other person entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum. For purposes of determining approval of a matter presented at the meeting, abstentions will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote “against” a matter presented at the meeting. Broker non-votes will be deemed not entitled to vote on the subject matter as to which the non-vote is indicated and will, therefore, have no legal effect on the vote on that particular matter although it will have the same practical effect as a vote against the proposal to amend the Company’s Certificate of Incorporation.

Proxies will be voted in accordance with the instructions thereon. Unless otherwise stated, all shares represented by a proxy will be voted as instructed. Proxies may be revoked as noted above.

ELECTION OF DIRECTORS

At the Annual Meeting, six (6) directors will be elected to hold office for a term expiring at the Annual Meeting of Stockholders to be held in 2008. Each director will be elected to serve until a successor is elected and qualified or until the director’s earlier resignation or removal.

At the Annual Meeting, proxies granted by stockholders will be voted individually for the election, as directors of the Company, of the persons listed below, unless a proxy specifies that it is not to be voted in favor of a nominee for director. In the event any of the nominees listed below is unable to serve, it is intended that the proxy will be voted for such other nominees as are designated by the Board of Directors. This is the first opportunity for the stockholders to elect Mr. Cuneo and Mr. Friedman. Mr. Cuneo was recommended to the Governance/Nominating Committee by the Company’s Chief Financial Officer, and Mr. Friedman was recommended to the Governance/Nominating Committee by one of the Company’s non-executive directors. Each of the persons named below is presently a member of the Company’s Board of Directors and has indicated to the Board that he will be available to serve.

Name	Age	Position with the Company
Neil Cole	50	Chairman of the Board, President and Chief Executive Officer

Barry Emanuel	65	Director

Steven Mendelow	64	Director

Drew Cohen	38	Director

F. Peter Cuneo	63	Director

Mark Friedman	43	Director

Neil Cole has served as Chairman of our Board of Directors and as our Chief Executive Officer and President since our public offering in February 1993. In addition, from February through April 1992, Mr. Cole served as our Acting President and as a member of our Board of Directors. Mr. Cole also served as Chairman of the Board, President, Treasurer and a Director of New Retail Concepts, Inc., the company from which we acquired the Candie’s ® trademark in 1993, from its inception in April 1986 until it was merged with and into us in August 1998. In 2001, Mr. Cole founded The Candie’s Foundation for the purpose of educating teenagers as to the risks and consequences of teen pregnancy. In April 2003, Mr. Cole, without admitting or denying the allegations of the Securities and Exchange

Commission (“SEC”), consented to the entry by the SEC of an administrative order in which he agreed to cease and desist from violating or causing any violations or future violation of certain books and records and periodic reporting provisions and the anti-fraud provisions of the Securities Exchange Act of 1934 (the “Exchange Act”). Mr. Cole also paid a $75,000 civil monetary fine. Mr. Cole received a Bachelor of Science degree in political science from the University of Florida in 1978 and his Juris Doctor degree from Hofstra Law School in 1982.

Barry Emanuel has served on our Board of Directors since May 1993. For more than the past five years, Mr. Emanuel has served as president of Copen Associates, Inc., a textile manufacturer located in New York, New York. Mr. Emanuel was a director of New Retail Concepts, Inc. from 1992 until its merger with us in 1998. He received his Bachelor of Science degree from the University of Rhode Island in 1962.

Steven Mendelow has served on our Board of Directors since December 1999. He has been a principal with the accounting firm of Konigsberg Wolf & Co. and its predecessor, which is located in New York, New York, since 1972. Mr. Mendelow was a director of New Retail Concepts, Inc. from 1992 until its merger with us in 1998. He also serves as a director of several privately-held companies. He is a member of the board of directors of Soldiers For the Truth, a trustee of The Washington Institute for Near East Studies and actively involved with the Starlight Starbright Children’s Foundation and the Foundation for Fighting Blindness. He received a Bachelor of Science degree in business administration from Bucknell University in 1964 where he was elected to Delta Mu Delta, the national Business Administration Honor Society.

Drew Cohen has served on our Board of Directors since April 2004. He is the General Manager of Music Theatre International, which represents the dramatic performing rights of classic properties, such as “West Side Story” and “Fiddler on the Roof,” and licenses over 50,000 performances a year around the world. Before joining Music Theatre International in September 2002, Mr. Cohen was, from July 2001, the Director of Investments for Big Wave NV, an investment management company, and, prior to that, General Manager for GlassNote Records, an independent record company. Mr. Cohen received a Bachelor of Science degree from Tufts University in 1990, his Juris Doctor degree from Fordham Law School in 1993, and a Masters degree in business administration from Harvard Business School in 2001.

F. Peter Cuneo has served as one of our directors since October 2006. He has served as the Vice Chairman of the Board of Directors of Marvel Entertainment, Inc., a publicly traded entertainment company active in motion pictures, television, publishing, licensing and toys, since June 2003, and prior thereto, he served as the President and Chief Executive Officer of Marvel Entertainment from July 1999 to December 2002. Mr. Cuneo has also served as the Chairman of Cuneo & Co., L.L.C., a private investment firm, since July 1997 and previously served on the Board of Directors of WaterPik Technologies, Inc., a New York Stock Exchange company engaged in designing, manufacturing and marketing health care products, swimming pool products and water-heating systems, prior to its sale earlier in 2006. Mr. Cuneo currently serves as the Vice Chairman of the Alfred University Board of Trustees, and he received a Bachelor of Science degree from Alfred University in 1967 and a Masters degree in business administration from Harvard Business School in 1973.

Mark Friedman has served as one of our directors since October 2006. He has been the Managing Partner of Trilea Partners LLC, an investment and consulting firm, since May 2006. From July 1996 to May 2006, he was with Merrill Lynch, where he served in various capacities including, most recently, as group head of its U.S. equity research retail team where he specialized in analyzing and evaluating specialty retailers in the apparel, accessory and home goods segments. From June 1995 to July 1996, he specialized in similar services for Lehman Brothers Inc. and from August 1990 to June 1995 in a similar capacity with Goldman, Sachs & Co. Mr. Friedman has been ranked on the Institutional Investor All-American Research Team as one of the top-rated sector analysts. He received a Bachelor of Business Administration degree from the University of Michigan in 1986 and a Masters degree in business administration from The Wharton School, University of Pennsylvania in 1990.

Board Independence

Our Board of Directors has determined that Messrs. Cohen, Cuneo, Emanuel, Friedman and Mendelow are each an “independent director” under the Marketplace Rules of The NASDAQ Stock Market LLC (“NASDAQ”). Our Board has also determined that Mr. Mendelow is the “audit committee financial expert,” as that term is defined under applicable SEC rules and NASDAQ Marketplace Rules, serving on the Audit Committee.

Board Attendance at Stockholder Meetings

Members of the Board are encouraged to attend Annual Meetings of Stockholders. Five Board members attended last year’s Annual Meeting of Stockholders.

Communications with the Board of Directors

Our Board of Directors, through its Corporate Governance/Nominating Committee, has established a process for stockholders to send communications to the Board of Directors. Stockholders may communicate with the Board of Directors individually or as a group by writing to: The Board of Directors of Iconix Brand Group, Inc. c/o Corporate Secretary, 1450 Broadway, New York, NY 10018. Stockholders should identify their communication as being from a stockholder of the Company. The Corporate Secretary may require reasonable evidence that the communication or other submission is made by a stockholder of the Company before transmitting the communication to the Board of Directors.

Consideration of Director Nominees by the Board

Stockholders of the Company wishing to recommend director candidates to the Corporate Governance/Nominating Committee for election to our Board of Directors at the Annual Meeting of Stockholders to be held in 2008 must submit their recommendations in writing to the Corporate Governance /Nominating Committee, c/o Corporate Secretary, Iconix Brand Group, Inc., 1450 Broadway, New York, NY 10018.

The Corporate Governance/Nominating Committee will consider nominees recommended by the Company’s stockholders provided that the recommendation contains sufficient information for the Corporate Governance /Nominating Committee to assess the suitability of the candidate, including the candidate’s qualifications, name, age, business and residence addresses. Candidates recommended by stockholders that comply with these procedures will receive the same consideration that candidates recommended by the Committee receive. The recommendations must also state the name and record address of the stockholder who is submitting the recommendation and the class and number of shares of the Company’s Common Stock beneficially owned by the stockholder. In addition, it must include information regarding the recommended candidate relevant to a determination of whether the recommended candidate would be barred from being considered independent under NASDAQ Marketplace Rule 4200, or, alternatively, a statement that the recommended candidate would not be so barred. Each nomination is also required to set forth a representation that the stockholder making the nomination is a holder of record of capital stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to vote for the person or persons nominated; a description of all arrangements and understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination was made by the stockholder; such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by the Board of Directors; and the consent of each nominee to serve as a director of the Company if so elected. A nomination which does not comply with the above requirements or that is not received by the deadline referred to below in “Deadline and Procedures for Submitting Director Nominations” will not be considered.

The qualities and skills sought in prospective members of the Board are determined by the Corporate Governance/Nominating Committee. The Corporate Governance/Nominating Committee generally requires that director candidates be qualified individuals who, if added to the Board, would provide the mix of director characteristics, experience, perspectives and skills appropriate for the Company. Criteria for selection of candidates will include, but not be limited to: (i) business and financial acumen, as determined by the Committee in its discretion, (ii) qualities reflecting a proven record of accomplishment and ability to work with others, (iii) knowledge of our industry, (iv) relevant experience and knowledge of corporate governance practices, and (v) expertise in an area relevant to the Company. Such persons should not have commitments that would conflict with the time commitments of a director of the Company.

Deadline and Procedures for Submitting Director Nominations

A stockholder wishing to nominate a candidate for election to our Board of Directors at the Annual Meeting of Stockholders to be held in 2008 is required to give written notice containing the required information specified above addressed to the Corporate Governance/Nominating Committee, c/o Secretary of the Company, Iconix Brand Group, Inc., 1450 Broadway, New York, NY 10018 of his or her intention to make such a nomination. The notice of nomination and other required information must be received by the Company’s Secretary not less than 50 nor more than 75 days prior to the meeting unless less than 65 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, in which case the notice and other required information must be received not later than the close of business on the tenth day following the date on which the notice of the date of the meeting was mailed or other public disclosure was made.

Corporate Governance Policies

We have adopted a written code of business conduct that applies to our officers, directors and employees, responsive to Section 406 of the Sarbanes-Oxley Act of 2002 and the rules of the SEC. In addition, we have established an ethics web site at www.ethicspoint.com. To assist individuals in upholding the code of conduct and to facilitate reporting, we have established an on-line anonymous and confidential reporting mechanism that is hosted at www.ethicspoint.com, and an anonymous and confidential telephone hotline at 800-963-5864. Copies of our code of business conduct are available, without charge, upon written request directed to our corporate secretary at Iconix Brand Group, Inc., 1450 Broadway, New York, NY 10018.

Committees of the Board of Directors

Our bylaws authorize our Board of Directors to appoint one or more committees, each consisting of one or more directors. Our Board of Directors currently has three standing committees: an Audit Committee, a Corporate Governance/Nominating Committee and a Compensation Committee, each of which has adopted written charters. Copies of the charters are available on our corporate web site www.iconixbrand.com. We are not incorporating any of the information on our web site into this proxy statement. Each member of the Audit Committee, Corporate Governance/Nominating Committee and the Compensation Committee is, and is required to be, an “independent director” under the Marketplace Rules of NASDAQ.

Audit Committee

Our Audit Committee’s responsibilities include:

•	appointing, replacing, overseeing and compensating the work of a firm to serve as the registered independent public accounting firm to audit our financial statements;

•

discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm our interim and year-end operating results;

•	considering the adequacy of our internal accounting controls and audit procedures; and

•	approving (or, as permitted, pre-approving) all audit and non-audit services to be performed by the independent registered public accounting firm.

The members of our Audit Committee are Messrs. Mendelow, Cuneo and Cohen, and Mr. Mendelow currently serves as its chairperson. In addition to being an “independent director” under the Marketplace Rules of NASDAQ, each member of the Audit Committee is an independent director under applicable SEC rules under the Exchange Act. As noted above, our Board of Directors has also determined that Mr. Mendelow is the “Audit Committee financial expert,” as that term is defined under applicable SEC rules and NASDAQ Marketplace Rules, serving on the Audit Committee.

Corporate Governance/Nominating Committee

Our Corporate Governance/Nominating Committee’s responsibilities include:

•	identifying, evaluating and recommending nominees to serve on our Board and committees of the Board;

•	conducting searches for appropriate directors and evaluating the performance of the Board and of individual directors; and

•

reviewing developments in corporate governance practices, evaluating the adequacy of our corporate governance practices and reporting and making recommendations to the Board concerning corporate governance matters.

The members of our Corporate Governance/Nominating Committee are Messrs. Cohen, Emanuel and Friedman, and Mr. Cohen currently serves as its chairperson.

Compensation Committee

Our Compensation Committee’s responsibilities include:

•	setting the chief executive officer’s compensation based on the achievement of corporate objectives;

•	reviewing and recommending approval of the compensation of our other executive officers;

•	administering our stock option and stock incentive plans;

•	reviewing and making recommendations to the Board with respect to our overall compensation objectives, policies and practices, including with respect to incentive compensation and equity plans; and

•	evaluating the chief executive officer’s performance in light of corporate objectives.

The members of our Compensation Committee are Messrs. Mendelow, Emanuel, Cuneo and Friedman, and Mr. Friedman currently serves as its chairperson.

From time to time, management provides to the Compensation Committee proposals concerning total compensation for officers. The committee considers recommendations from our president and chief executive officer regarding total compensation for such officers. The committee presents proposals concerning grants of equity to all employees to the Corporate Governance/Nominating Committee for approval and submits its decisions regarding overall compensation to the full Board of Directors for ratification.

Under its charter, the Compensation Committee may form and delegate authority to subcommittees or individuals, including, but not limited to, a subcommittee composed of one or more members of the Board or an executive to grant and administer stock, option and other equity awards under the Company’s equity incentive plans.

During the fiscal year ended December 31, 2006, management did not engage a compensation consultant.

Meetings of the Board of Directors and its Committees during Fiscal 2006

The Board of Directors held eight meetings (including six executive sessions of the independent Board members) during the fiscal year ended December 31, 2006, and it also took action by unanimous written consent in lieu of meetings. In addition, during fiscal 2006, the Board’s Audit Committee held eight meetings, its Corporate Governance/Nominating Committee held five meetings and its Compensation Committee, which was not formed until the end of the fiscal year, held no meetings. During the fiscal year ended December 31, 2006, each of the Company’s directors attended at least seventy-five percent of the aggregate of: (i) the total number of meetings of the Board of Directors; and (ii) the total number of meetings of all committees of the Board on which they served.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2006, none of our executive officers served on the board of directors or the compensation committee of any other entity that has officers that serve on our Board of Directors or on its Corporate Governance/Nominating Committee, which is the committee of our Board whose responsibilities include those relating to compensation. In addition, none of the members of our Corporate Governance/Nominating Committee was formerly, or during the year ended December 31, 2006, was one of our officers or employed by us.

Compliance with Section 16(a) of Securities Exchange Act of 1934

Section 16(a) of Exchange Act requires our officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% owners are required by certain SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us, we believe that during the year ended December 31, 2006, there was compliance with the filing requirements applicable to our officers, directors and 10% common stockholders, except with respect to shares of Common Stock previously transferred out of a purported escrow account and sold without Mr. Cole’s knowledge or authorization.

Director Compensation

The following table sets forth compensation information for 2006 for each member of our Board of Directors who is not also an executive officer. An executive officer who serves on our Board does not receive additional compensation for serving on the Board. See Summary Compensation Table and Grants of Plan-Based Awards Table for disclosures related to our chairman of the board, president and chief executive officer, Neil Cole.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Barry Emanuel	35,500	—	—	—	—	—	35,500

Steven Mendelow	45,000	—	—	—	—	—	45,000

Drew Cohen	45,000	—	—	—	—	—	45,000

F. Peter Cuneo	6,250	83,336	—	—	—	—	89,586

Mark Friedman	6,250	83,336	—	—	—	—	89,586

Michael Caruso(1)	12,500	—	—	—	—	—	12,500

Michael Groveman(2)	40,000	—	—	—	—	—	40,000

(1)	In August 2006, Mr. Caruso resigned from our Board of Directors
(2)	In November 2006, Mr. Groveman resigned from our Board of Directors.

In 2006, compensation for each member of our Board of Directors who is not an employee of the Company or any of its subsidiaries was $25,000 per annum, plus each member of the Board who sat on a committee of the Board was paid $1,500 for each meeting that he attended. In addition, the chairs of each committee of the Board received $5,000 per year for services in connection with being the chair.

Effective May 1, 2007, Board and Board committee compensation for each member of our Board of Directors who is not an employee of the Company or any of its subsidiaries was increased to $40,000 per year in cash, plus 4,000 restricted shares of Common Stock of the Company issued each year to each member of the Board pursuant to the Company’s 2006 Equity Incentive Plan. The restricted shares are to be issued on the first business day after January 1 of each year and shall vest on July 1 of each year (except that for 2007, the number of shares was prorated to 2,680 shares and such shares will vest on November 1, 2007). In addition, under the new compensation structure, the Chair of the Audit Committee is to be paid $15,000 per year, and the chairs of the Corporate Governance/Nominating Committee and the Compensation Committee are to be paid $10,000 each per year. Meeting fees were eliminated in their entirety.

EXECUTIVE OFFICERS

All officers serve at the discretion of our Board of Directors. The Board elects our officers on an annual basis and our officers serve until their successors are duly elected and qualified.

In addition to Mr. Cole, our other executive officers their positions with us and certain other information with respect to these officers, as of the Record Date, are set forth below:

Name	Age	Position
David Conn	39	Executive Vice President

Warren Clamen	42	Chief Financial Officer

Andrew Tarshis	41	Senior Vice President and General Counsel

Deborah Sorell Stehr	44	Senior Vice President, Business Affairs and Licensing

David Conn has served as our Executive Vice President since rejoining us in May 2004. Prior thereto, from June 2000 until May 2004, Mr. Conn was employed at Columbia House, one of the world’s largest licensees of content for music and film, where he oversaw its internet business and was responsible for online advertising, sales promotion and customer retention on the internet. During his tenure at Columbia House, it grew to become one of the ten largest e-commerce sites on the internet. Prior to that, Mr. Conn served as Vice President of Marketing for us from 1995 to 2000. Mr. Conn has also been active in the Direct Marketing Association, serving on its ethics policy committee and, prior to joining us in 1995, he held marketing positions with The Discovery Channel and CCM, a New York based marketing and promotion agency. Mr. Conn received his Bachelor of Arts degree from Boston University in 1990.

Warren Clamen has served as our Chief Financial Officer since joining us in March 2005. From June 2001 until March 2005, Mr. Clamen served as Vice President of Finance for Columbia House, and from December 1998 to June 2001, he was Vice President of Finance of Marvel Entertainment, Inc. Prior to that time, Mr. Clamen served as the Director, International Management for Biochem Pharma Inc., a company located in Montreal, Canada that was acquired by Shire Pharmaceuticals Group plc, and as a Senior Manager at Richter, Usher and Vineberg, an accounting firm also located in Montreal, Canada. Mr. Clamen is a certified public accountant and a chartered accountant. He received a Bachelor of Commerce degree in 1986 and a Graduate Diploma in public accounting in 1988, each from McGill University in Montreal.

Andrew Tarshis has served as our Senior Vice President and General Counsel since September 2006. Mr. Tarshis joined the Company in July 2005 as Senior Vice President-Business Affairs and General Counsel of its Joe Boxer division. Prior to joining us, from May 2001 to July 2005, Mr. Tarshis served as Senior Vice President and General Counsel of Windsong Allegiance Group, LLC, an apparel manufacturing, brand management and licensing company that owned the Joe Boxer, Hathaway, New Frontier and Como Sport brands. From December 1998 to May 2001, he served as a general attorney for Toys R Us, Inc. Prior to joining Toys R Us, Mr. Tarshis worked for 7 years in private practice as a general practice and intellectual property attorney. Mr. Tarshis received a Bachelor of Arts degree from the University of Michigan in 1988 and a Juris Doctor degree from the University of Connecticut School of Law in 1992.

Deborah Sorell Stehr has served as our Senior Vice President—Business Affairs and Licensing since September 2006. Since joining us in December 1998, she served as Vice President and General Counsel from December 1998 until November 1999, and then served as Senior Vice President and

General Counsel until September 2006. Ms. Sorell Stehr has also been the Secretary since 1999 and on the Board of Directors of numerous of our subsidiaries. From September 1996 to December 1998, Ms. Sorell Stehr was Associate General Counsel with Nine West Group Inc., a women’s footwear company, where Ms. Sorell Stehr was primarily responsible for overseeing legal affairs relating to domestic and international contracts, intellectual property, licensing, general corporate matters, litigation and claims. Prior to joining Nine West Group, Ms. Sorell Stehr practiced law for nine years at private law firms in New York City and Chicago in the areas of corporate law and commercial litigation. Ms. Sorell Stehr received her A.B. in politics from Princeton University in 1984 and her Juris Doctor degree from the Northwestern University School of Law in 1987.

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section is intended to provide information about our compensation objectives, policies and practices for our principal executive officer, our principal financial officer and our three other most highly compensated executive officers and our former executive vice president (we refer to these officers as our “Named Executive Officers”) that will place in context the information contained in the tables that follow this discussion.

Philosophy and Objectives

We seek to deliver fair and competitive compensation for our employees and executives, including our Named Executive Officers, along with increased returns to our stockholders, by structuring compensation around one fundamental goal: incentivizing our executives to build stockholder value over the long term. Our ability to attract, motivate and retain employees and executives with the requisite skills and experience to develop, expand and execute business opportunities for us is essential to our growth and success. Accordingly, although we believe that we offer attractive career opportunities and challenges for our employees, we are mindful that the best talent will always have a choice as to where they wish to pursue their careers, and fair and competitive compensation is an important element of job satisfaction.

While our compensation program includes short-term elements, such as annual base salary, and in some cases, an annual incentive cash bonus, a significant aspect of our senior level employees’ compensation includes longer term elements such as equity-based awards through grants of restricted stock and stock options. We believe that our compensation program contributes to our employees’ and Named Executive Officers’ incentive to execute on our goals and perform their job functions with excellence and integrity.

We have entered into written employment agreements with our Named Executive Officers, Neil Cole, David Conn, Warren Clamen, Andrew Tarshis and Deborah Sorell Stehr. In addition, we entered into a written employment agreement with William Sweedler, former executive vice president and a former director, which agreement was terminated in June 2006, after which Mr. Sweedler was employed by us as a non-executive part-time employee for a transition period ending in September 2006. See “– Narrative to Summary Compensation Table and Plan-Based Awards Table – Employment Agreements” for a description of these employment agreements and related information.

Forms of Compensation Paid to Named Executive Officers During 2006

During the last fiscal year, we provided our Named Executive Officers with the following forms of compensation:

Base salary. Base salary represents amounts paid during the fiscal year to Named Executive Officers as direct guaranteed compensation under their employment agreements for their services to us.

Equity-based awards. Awards of shares of restricted stock and stock options are made under our 2006 Equity Incentive Plan, which was approved by our stockholders in August 2006, or under other our other option plans depending upon the amount of equity to be granted under the respective plans. Shares of restricted stock were issued subject to a vesting schedule and cannot be sold until and to the extent the shares have vested. In 2006, we awarded shares of restricted stock to three of the Named Executive Officers in connection with the renewal of their employment agreements vesting over the respective terms of those agreements.

Cash bonuses. Two of our Named Executive Officers in 2006 have a contractual right to receive a cash bonus, one based upon our performance, and the other a guaranteed amount. Mr. Cole has waived receipt of the bonus for 2006 to which he would have been entitled under his employment agreement.

Perquisites and other personal benefits. During 2006, our Named Executive Officers received, to varying degrees, a limited amount of perquisites and other personal benefits that we paid on their behalf. These included, among other things:

•	payments of life insurance premiums;

•	car allowances; and

•	a corporate car and driver.

Objectives of Our Compensation Program

The compensation paid to our Named Executive Officers is primarily structured into two broad categories:

•	base salary; and

•

incentive compensation, primarily in the form of equity-based awards under our various equity incentive and stock option plans; to a much lesser degree, certain of our Named Executive Officers also have received cash bonuses.

Our overall compensation program with respect to our Named Executive Officers is designed to achieve the following objectives:

•	to attract, retain and motivate highly qualified executives through both short-term and long-term incentives that reward Company and individual performance;

•	to emphasize equity-based compensation to more closely align the interests of executives with those of our stockholders;

•	to support and encourage our financial growth and development;

•	to motivate our Named Executive Officers to continually provide excellent performance throughout the year;

•	to ensure continuity of services of Named Executive Officers so that they will contribute to, and be a part of, our long-term success; and

•	to manage fixed compensation costs through the use of performance and equity-based compensation.

Determination of Compensation for Named Executive Officers

Compensation of chief executive officer. During 2006, the compensation of Mr. Cole, the chairman, president and chief executive officer, was based on Mr. Cole’s employment agreement and the general principles of our executive compensation program. In determining the salary and other forms of compensation for Mr. Cole, the Corporate Governance/Nominating Committee (the predecessor of the Compensation Committee that was re-formed as a separate committee in December 2006) took into consideration Mr. Cole’s substantial experience and performance in the industry in general and with us in particular. Also considered were the increased responsibilities of Mr. Cole as a result of our diversification and growth. The Corporate Governance/Nominating Committee believes that Mr. Cole’s overall compensation as our principal executive officer reflects our performance during 2006 and his significant contributions to that performance.

Overall compensation program. Compensation of our executive officers, including the Named Executive Officers, has been determined by the Board of Directors pursuant to recommendations made by the chief executive officer and the Corporate Governance/Nominating Committee until December 13, 2006, and thereafter the Compensation Committee, and in accordance with the terms of the respective employment agreements of certain executive officers in effect prior to the re-formation of the committee. The Compensation Committee is responsible for, among other things, reviewing and recommending approval of the compensation of our executive officers; administering our equity incentive and stock option plans; reviewing and making recommendations to the Board of Directors with respect to incentive compensation and equity incentive and stock option plans, and evaluating our chief executive officer’s performance in light of corporate objectives; and setting our chief executive officer’s compensation based on the achievement of corporate objectives.

With respect to the Named Executive Officers, their compensation is based upon what we believe is a competitive base salary in view of our recent change of business strategy and accelerated growth goals. In conjunction with our Compensation Committee, we have assessed our total compensation program, and its components, and believe that it operates well to serve both our goals and the current, short-term and long-term compensation needs of the executive officers. It is our intention to develop in the future a more structured bonus program for all our employees, including our Named Executive Officers based, in part, upon the achievement of performance goals.

Compensation amounts for Named Executive Officers are determined according to the level of seniority and position of the Named Executive Officer. Relatively greater emphasis is typically placed on the equity-based components of compensation so as to put a greater portion of total pay based on Company and individual performance. We believe the combination of a competitive base compensation, coupled with an opportunity to significantly enhance overall individual compensation if individual and Company performance warrant, yields an attractive compensation program that facilitates our recruitment and retention of talented executive personnel.

The total compensation amount for our Named Executive Officers is also established relative to officers at levels above and below them, which we believe rewards them for increased levels of knowledge, experience and responsibility. To create an atmosphere of fairness in our compensation setting, we endeavor to maintain as much parity in compensation as possible among Named Executive Officers and other officers, although we do permit some deviation in individual total compensation amounts to reward particular executives for individual personal achievement and growth.

Base salary. The base salary of each of our Named Executive Officers is fixed pursuant to the terms of their respective employment agreements with us and, when a contract is up for, or otherwise considered for, renewal, upon a review of the executive’s abilities, experience and performance, as well as a review of salaries for executives in the marketplace for comparable positions at corporations which either compete with us in our business or of comparable size and scope of operations. The recommendations to the Board of Directors by the Compensation Committee (or, prior to its re-formation, the Corporate Governance/Nominating Committee) with respect to base salary are based primarily on informal judgments reasonably believed to be in our best interests. In determining the base salaries of certain of our executives whose employment agreements were up for, or otherwise considered for, renewal, the Corporate Governance/Nominating Committee considered our performance and growth plans. Base salaries are used to reward superior individual performance of each Named Executive Officer on a day-to-day basis during the year, and to encourage them to perform at their highest levels. We also use our base salary as an incentive to attract top quality executives and other management employees from other companies. Moreover, base salary (and increases to base salary) are intended to recognize the overall experience, position with us, and expected contributions of each Named Executive Officer to us.

In 2006, the following were contractual increases in the base salaries of our Named Executive Officers as set forth on the table below:

Named Executive Officer	2005 Base Salary		2006 Base Salary	Change in Base Salary	Percentage of 2005 Base Salary
Neil Cole	$750,000	(1)	$550,000	$(200,000)	(27)%
David Conn	225,000		275,000	50,000	22%
Warren Clamen	225,000		275,000	50,000	22%
Andrew Tarshis	225,000		275,000	50,000	22%
Deborah Sorell Stehr	215,000		220,000	5,000	2%

(1)	Includes additional salary of $250,000 paid to Mr. Cole during 2005 pursuant to his employment agreement.

Equity-based awards. We currently make equity awards to our Named Executive Officers pursuant to our 2006 Equity Incentive Plan, which provides for awards in the form of stock options, stock appreciation rights, restricted stock, unrestricted stock, stock units including restricted stock units, and performance awards to eligible persons. The mix of cash and equity-based awards, as well as the types of equity-based awards, granted to our Named Executive Officers varies from year to year. Consideration has been given to various factors, such as the relative merits of cash and equity as a device for retaining and motivating the Named Executive Officers, the practices of other companies, individual performance, an individual’s pay relative to others, contractual commitments pursuant to employment or other agreements, and the value of already-outstanding grants of equity in determining the size and type of equity-based awards to each Named Executive Officer.

All equity-based compensation we issued to our Named Executive Officers in 2006 took the form of restricted stock and stock option grants. In prior years, we typically placed particular emphasis on the grant of stock options. In 2006, we began to change the form of equity compensation to restricted stock primarily because of the increased stock-based compensation expense associated with stock options and similar instruments under SFAS No. 123(R), “Accounting for share-based payment.” This accounting standard, which we adopted as of January 1, 2006, requires us to record as compensation expense the grant date fair value of a stock option over the life of the option.

As described above, we provide a substantial portion of Named Executive Officer compensation in the form of equity awards because the Compensation Committee (and its predecessor, the Corporate Governance/Nominating Committee) has determined that such awards serve to encourage our executives to create value for our Company over the long-term, which aligns the interests of Named Executive Officers with those of our stockholders.

Generally, we make equity-based grants to our Named Executive Officers under the following circumstances:

•	initial grants when a Named Executive Officer is hired;

•	annual performance based grants; and

•	retention grants, which are typically made in connection with employment agreement renewals.

An initial grant when an executive officer is hired or otherwise becomes a Named Executive Officer serves to help us to recruit new executives and to reward existing officers upon promotion to higher levels of management. Because these initial grants are structured as an incentive for employment, the amount of these grants may vary from executive to executive depending on the particular circumstances of the Named Executive Officer and are usually recommended by the Chief Executive Officer and approved by the appropriate committee. While initial grants of equity awards have been made in prior years, no initial grants were awarded to any of our Named Executive Officers in 2006. Annual, time-vested grants of equity awards, as well as retention grants made in connection with renewals of employment agreements are designed so as to compensate our Named Executive Officers for their contributions to our long-term performance.

Generally, restricted stock and stock option awards granted to Named Executive Officers as either initial or annual performance grants or in connection with employment agreement renewals vest in equal installments over the term of the agreement, or a period determined by the Corporate Governance/Nominating Committee or Compensation Committee, typically beginning on the first anniversary of the date of grant. Restricted stock grants for 2006 were as follows: Warren Clamen – 10,971 shares vesting over a two year period; Andrew Tarshis – 18,461 shares vesting over a three year period; Deborah Sorell Stehr – 9,230 shares vesting over a two year period.

Cash bonuses. To the extent not covered by employment agreements with our executive officers, the Compensation Committee determines bonuses for our executive officers based on our overall performance, profitability, and other qualitative and quantitative measurements, including individual performance goals relating to our budget and financial objectives. In determining the amount of bonuses awarded, the Compensation Committee considers our revenues and profitability for the applicable period and each executive’s contribution to our success. Our chairman, president and chief executive officer has waived receipt of the bonus for 2006 he would have been entitled to under his employment agreement, one Named Executive Officer received a $50,000 cash bonus of which $25,000 was guaranteed and another Named Executive Officer received a $25,000 discretionary bonus.

Post-termination compensation. We have entered into employment agreements with each of the Named Executive Officers. Each of these agreements provides for certain payments and other benefits if the executive’s employment terminates under certain circumstances, including, in the event of a “change in control”. See “Executive Compensation – Narrative to Summary Compensation Table and Plan-Based Awards Table – Employment Agreements” and “Executive Compensation – Potential Payments Upon Termination or Change in Control” for a description of the severance and change in control benefits.

Perquisites. The perquisites provided to our executive officers are described below. All such perquisites are provided in accordance with the executives’ employment agreements. Below is a list of material perquisites, personal benefits and other items of compensation we provided to our Named Executive Officers in 2006, the total amount of each such item paid to all named executive officers and an explanation as to why we chose to pay the item.

Perquisite, Other Benefit or Other Item of Compensation (1)	Aggregate Amount of This Perquisite Paid to All Named Executive Officers in 2006	Additional Explanation for Offering Certain Perquisites
Car allowances	$66,612	Serves to defray the cost of owning and operating an automobile often used for business purposes; prevents us from having to own and maintain a fleet of automobiles and is a taxable benefit for the Named Executive Officer.

Corporate Car and Driver	$44,325

Life Insurance Premiums	$21,420

(1)	Perquisites are generally granted as part of our executive recruitment and retention efforts.

Other matters. The Corporate Governance/Nominating Committee and the Compensation Committee and Board of Directors did not engage outside compensation consultants for advice in 2006 but did consider available comparable company data in making compensation related decisions in 2006. The Board of Directors has not established a policy for the adjustment of any compensation award or payment if the relevant performance measures on which they are based are restated or adjusted. The Board has not established any security ownership guidelines for executive officers.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2006, none of our Named Executive Officers served on the board of directors or the Compensation Committee of any other entity that has officers that serve on our Board of Directors or on its Compensation Committee or its Corporate Governance/Nominating Committee, which is the committee of our Board whose responsibilities previously included those relating to compensation. In addition, none of the members of our Compensation Committee and Corporate Governance/Nominating Committee were formerly, or during the year ended December 31, 2006, one of our officers or employed by us.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis for the year ended December 31, 2006. Based on such reviews and discussions, the committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and in this proxy statement.

By the committee.

Mark Friedman, Chairperson
Steven Mendelow
Barry Emanuel
F. Peter Cuneo

SUMMARY COMPENSATION TABLE

The following table includes information for 2006 with respect to our Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(a)	Bonus ($)(b)	Stock Awards ($)(c)	Option Awards ($)(d)	Non-Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Nonqualified Deferred Compensation on Earnings ($)(f)	All Other Compensation ($)(g)	Total ($)(h)
Neil Cole Chief Executive Officer	Fiscal 2006	$550,000	—	—	—	—	—	$65,745(2)	$615,745

David Conn Executive Vice President	Fiscal 2006	$265,486	$50,000	—	—	—	—	$18,000	$333,486

Warren Clamen Chief Financial Officer	Fiscal 2006	$243,250	$25,000	$16,667	—	—	—	$18,000	$302,917

Andrew Tarshis Senior Vice President	Fiscal 2006	$239,819	—	$24,999	—	—	—	$18,000	$282,818

Deborah Sorell Stehr Senior Vice President-Business Affairs and Licensing	Fiscal 2006	$220,000	—	$16,665	—	—	—	$18,000	$249,277

William Sweedler(3) Former Executive Vice President	Fiscal 2006	$580,833	—	—	$1,445,341(4)	—	—	—	$2,026,174

(a)	Salary includes, as applicable, base salary, pro-rated for changes made to base salary during the year, as defined in the employment agreements.
(b)	Bonuses are discretionary, fixed incentive, and/or percentage incentive, as provided for in the applicable employment agreements. For the year ended December 31, 2006, Mr. Conn and Mr. Clamen each received bonuses, which were determined by the employment agreements and Corporate Governance/Nominating Committee of the Board of Directors.
(c)	The amounts shown in this column represent the dollar amounts recognized as an expense by us for financial statement reporting purposes in the year ended December 31, 2006 with respect to shares of restricted stock as determined pursuant to Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123(R)”). See Note 13 to the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2006 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS 123(R).
(d)	Option awards include, as applicable, Company options and equity-based compensation instruments that have option-like features. For the year ended December 31, 2006, Mr. Sweedler received options as part of the terms of his employment.
(e)	Non-equity incentive plan compensation represents the dollar value of all amounts earned during the fiscal year pursuant to non-equity incentive plans. There was no such compensation for the year ended December 31, 2006.

(f)	Change in pension value and non-qualified deferred compensation earnings represents the aggregate increase in actuarial value to the Named Executive Officer of all defined benefit and actuarial plans accrued during the year and earnings on non-qualified deferred compensation. There are no defined benefit plans, actuarial plans, or non-qualified deferred compensation for the year ended December 31, 2006.
(g)	All other compensation includes, as applicable, car allowances, corporate car and driver and life insurance premiums (see the list of perquisites above).
(h)	Total compensation represents all compensation from us earned by the Named Executive Officer for the year.
(1)	Mr. Cole has waived receipt of the bonus for 2006 he would have been entitled to under his employment agreement.
(2)	Represents Company paid premiums on a life insurance policy for the benefit of the beneficiaries of Mr. Cole, as well as corporate car and driver.
(3)	Represents Mr. Sweedler’s salary of $247,500 for 2006 earned through the end of his employment on September 16, 2006, and $333,333 in consulting fees paid in connection with the acquisition of Ocean Pacific on November 6, 2006.
(4)	Represents the fair value of the warrants vested in connection with the acquisition of Ocean Pacific pursuant to his consulting agreement.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information for 2006 with respect to grants of awards to the Named Executive Officers under our equity incentive and stock option plans.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh) ($)	Closing Price of Common Stock Units on Date of Grant ($)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Neil Cole	—	—	—	—	—	—	—	—	—		—	—	—
David Conn	—	—	—	—	—	—	—	—	—		—	—	—
Warren Clamen	10/26/06	—	—	—	—	—	—	10,971	—		—	$18.23	$200,000
Andrew Tarshis	09/22/06	—	—	—	—	—	—	18,461	—		—	$16.25	$300,000
Deborah Sorell Stehr	09/22/06	—	—	—	—	—	—	9,230	—		—	$16.25	$150,000
William Sweedler	09/18/06	—	—	—	—	—	—	—	400,000	(1)	$8.81	—	$3,500,000

(1)	This amount represents the total warrants granted to Mr. Sweedler as part of his consulting agreement in connection with the acquisition of Ocean Pacific.
(2)	Awards reflect restricted stock granted in connection with the renewal of employment agreements with Mr. Clamen, Mr. Tarshis, and Ms. Stehr. These grants are one-time retention grants.

NARRATIVE TO SUMMARY COMPENSATION TABLE

AND PLAN-BASED AWARDS TABLE

Employment Agreements

On March 29, 2005, we entered into an employment agreement with Neil Cole, which provides for him to serve as our President and Chief Executive Officer for a term expiring on December 31, 2007, at an annualized base salary of $500,000 in 2005, $550,000 in 2006 and $600,000 in 2007. In addition, Mr. Cole’s employment agreement provided for us to pay him additional salary of $250,000 in four equal installments during 2005, all of which has been paid. Under the employment agreement, for each year in which we meet at least 100% of targeted earnings before interest, taxes, depreciation and amortization of fixed assets and intangible assets, or EBITDA, as determined by our Board of Directors, Mr. Cole is also entitled to a bonus as follows: $100,000 for 2005, $150,000 for 2006 and $200,000 for 2007. Mr. Cole received this bonus for 2005. In addition, Mr. Cole will receive a bonus equal to 5% of the amount, if any, by which our actual EBITDA for a fiscal year exceeds the greater of (a) the targeted EBITDA for that year, and (b) the highest amount of actual EBITDA previously achieved for a fiscal year during the term of his employment agreement, provided that prior negative EBITDA amounts will reduce the actual EBITDA in the year for which the determination is made in determining whether and by how much the amounts set forth in (a) and (b) were exceeded. Mr. Cole is also entitled to customary benefits, including participation in management incentive and benefit plans, reimbursement for automobile expenses, reasonable travel and entertainment expenses and a life insurance policy benefiting his designated beneficiaries in the amount of $5,000,000. The employment agreement provides that Mr. Cole will receive an amount equal to three times his annual compensation, less $100, plus accelerated vesting or payment of deferred compensation, options, stock appreciation rights and any other benefits payable to Mr. Cole, in the event that within twelve months of a “change in control” Mr. Cole is terminated by us without “cause” or if he terminates his agreement for “good reason,” as all such terms are defined in the employment agreement. Pursuant to the agreement, Mr. Cole was also granted immediately exercisable ten-year stock options to purchase 800,000 shares of our Common Stock at $4.62 per share. We have also agreed with Mr. Cole that, if we are sold and immediately thereafter Mr. Cole is no longer employed by us or our successor in the capacity in which he was employed prior to the sale, he will be entitled to a payment equal to 5% of the sale price in the event that sale price is at least $5.00 per share or the equivalent thereof with respect to an asset sale, and Mr. Cole has agreed not to compete with us for a period of twelve months after any sale resulting in such payment to him.

On April 17, 2004, we entered into an employment agreement, subsequently amended on December 29, 2005, with David Conn, which, as amended, provides for him to serve as our Executive Vice President of until May 18, 2008, subject to earlier termination as provided in the agreement. The amended agreement provides for Mr. Conn to receive an annualized base salary of: (i) $250,000 during the period December 29, 2005 until May 17, 2006; (ii) $275,000 during the period May 18, 2006 through May 17, 2007 and (iii) $300,000 during the period May 18, 2007 through May 17, 2008, as well as a guaranteed bonus of $25,000 per year, and a car allowance. He was also granted immediately exercisable ten-year stock options to purchase 100,000 shares of our Common Stock at $10.19 per share. In addition, his employment agreement with us provides that, if, within twelve months of a “change in control,” Mr. Conn’s employment is terminated by us without “cause,” as such terms are defined in his employment agreement, we are obligated to make a lump-sum severance payment to him equal to $100 less than three times his “annualized includable compensation for the base period” (as defined in Section 280G of the Internal Revenue Code of 1986), subject to certain limitations for any “excess parachute payment.” His agreement with us also contains certain non-compete and non solicitation provisions.

Effective March 9, 2005, we entered into an employment agreement, subsequently amended on October 27, 2006, with Warren Clamen, which, as amended, provides for him to serve as our Chief

Financial Officer until October 27, 2008, subject to earlier termination as specified in the agreement. The employment agreement provides for Mr. Clamen to receive a base salary of $275,000 per year for the year ending October 27, 2007 and no less than $300,000 for the year ending October 27, 2008, plus certain fringe benefits. In addition, he is eligible to participate in any executive bonus program that we have in effect during the term of his employment agreement. Pursuant to his employment agreement, in March 2005, we granted Mr. Clamen ten-year stock options to purchase 200,000 shares of our Common Stock at $5.06 per share, subject to earlier termination under certain conditions if Mr. Clamen ceases to be employed by us, half of which options vested immediately and the other half vested as of June 1, 2005. Pursuant to the amendment in October 2006, we also issued to Mr. Clamen 10,971 shares of our restricted Common Stock, which vest in two equal annual installments commencing on October 27, 2007. The amended agreement provides that Mr. Clamen will receive an amount equal to three times his annual compensation; less $100, plus accelerated vesting or payment of deferred compensation, options, stock appreciation rights and any other benefits payable to Mr. Clamen, in the event that, within twelve months of a “change of control,” Mr. Clamen’s employment is terminated by us without “cause” as such terms are defined in the amended agreement. His employment agreement also provides for Mr. Clamen to receive certain severance payments if we terminate the agreement other than for “cause” as defined in the agreement.

On September 22, 2006, we entered into a new employment agreement with Andrew Tarshis, which provides for him to serve as our Senior Vice President and General Counsel until September 22, 2009 and provides for him to receive an annual base salary of no less than $275,000 during the first year of the term and $300,000 during the second and third years of the term. Pursuant to his employment agreement, we also issued to Mr. Tarshis 18,461 shares of our restricted Common Stock, which vest in three equal annual installments commencing on the first year anniversary of the agreement. Under the agreement, Mr. Tarshis is also eligible for a bonus consistent with other executive officers, as well as customary benefits, including participation in management incentive and benefit plans, a monthly car allowance of $1,500 and reasonable business related travel and entertainment expenses. In addition, his employment agreement with us provides that, if, within twelve months of a “change in control,” Mr. Tarshis’s employment is terminated by us without “cause” or Mr. Tarshis terminates his employment with us for “good reason,” as all such terms are defined in his employment agreement, we are obligated to make a lump-sum severance payment to him equal to $100 less than three times his “annualized includable compensation for the base period” (as defined in Section 280G of the Internal Revenue Code of 1986), subject to certain limitations for any “excess parachute payment” plus accelerated vesting of the 18,461 shares of restricted stock issued to him. His agreement with us also contains certain non-compete and non-solicitation provisions.

On October 28, 2005, we entered into an employment agreement, subsequently amended on September 22, 2006, with Deborah Sorell Stehr, which, as amended, provides for her to serve as our Senior Vice President—Business Affairs and Licensing until December 31, 2008 and provides for her to receive a base salary for performance based upon a four-day work week, as follows: (a) during the period from January 1, 2006 through December 31, 2006, at the annual rate of not less than $220,000, (b) during the period from January 1, 2007 through December 31, 2007, at an annual rate of not less than $230,000, and (c) during the period from January 1, 2008 through December 31, 2008 at the annual rate of not less than $250,000. Pursuant to her employment agreement, in October 2005, we granted Ms. Stehr immediately exercisable ten-year stock options to purchase 60,000 shares of our Common Stock at $8.03 per share, and, pursuant to its amendment, in September 2006 we also issued to Ms. Stehr 9,230 shares of our restricted Common Stock, which vest in two equal annual installments commencing on December 31, 2007. Under the amended agreement, Ms. Stehr remains eligible for a bonus consistent with other executive officers, as well as customary benefits, including participation in management incentive and benefit plans, a monthly car allowance of $1,500 and reasonable travel and entertainment expenses. The agreement provides that Ms. Stehr will receive an amount equal to three times her annual compensation, less $100, plus accelerated vesting or payment of deferred compensation, options, stock appreciation rights and any other benefits payable to Ms. Stehr, in the event that, within twelve months of a “change of control,” Ms. Stehr’s employment is terminated by us without “cause” or Ms. Stehr terminates her employment agreement with us for “good reason,” as all such terms are defined in the agreement.

We entered into an employment agreement, effective July 22, 2005, with William Sweedler pursuant to which he served as our Executive Vice President. His employment agreement also provided for him to serve as President of our Joe Boxer division until July 22, 2009, subject to earlier termination as specified in the agreement. The employment agreement provided for Mr. Sweedler to receive an annual base salary of $400,000 and additional salary of $50,000 for the first year of his employment term, an annual base salary of $450,000 during the second year of his employment term, $500,000 for the third year and $550,000 for the fourth year of his employment term. In addition, the agreement provided for Mr. Sweedler to receive percentage of revenue based royalty bonuses if the annual revenues generated by our Joe Boxer division exceeded certain specified amounts for the periods indicated in his employment agreement. The employment agreement provided that Mr. Sweedler would receive an amount equal to $100 less than three times his annual compensation in the event that within twelve months of a “change of control,” as defined in the employment agreement, Mr. Sweedler was terminated by without “cause” or if Mr. Sweedler terminated his agreement for “good reason” (with one exception), as such terms were defined in the employment agreement. Pursuant to the employment agreement, Mr. Sweedler was also granted a ten-year option to purchase 1,425,000 shares of our Common Stock at $8.81 per share, of which 225,000 shares vested immediately and 1.2 million shares were to vest only if the Joe Boxer division met certain revenue goals. On June 8, 2006, we and Mr. Sweedler entered into an agreement (the “Sweedler Termination Agreement”), which provided for the termination of the employment agreement between us and Mr. Sweedler, the resignation of Mr. Sweedler as our Executive Vice President, President of our Joe Boxer Division and a member of our Board of Directors, and the termination of the approximately 1,200,000 unvested options previously issued to Mr. Sweedler in connection with the employment agreement. Under the Sweedler Termination Agreement, Mr. Sweedler was employed on a part-time basis to assist us during a transition period of ending in September 2006, after which we entered into a consulting agreement with Mr. Sweedler whereby he will perform services for us with respect to finding, negotiating or otherwise advising us regarding potential acquisition opportunities. Under the consulting agreement, we granted to Mr. Sweedler ten-year warrants, with certain registration rights, to purchase 400,000 shares of our Common Stock at an exercise price of $8.81 per share, vesting at the rate of one-third, one-third, one-third upon the closing of each of the first three Qualified Company Acquisitions (as defined in the consulting agreement) and pay him a fee of approximately $333,333 upon the closing of each of such Qualified Company Acquisitions.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information with respect to outstanding equity-based awards at December 31, 2006 for our Named Executive Officers.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (a)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Neil Cole	10,000 650,000 84,583 84,583 84,583 25,000 321,625 260,500 76,500 273,500 600,000 15,000 800,000 200,000	— — — — — — — — — — — — — —	— — — — — — — — — — — — — —	$ $ $ $ $ $ $ $ $ $ $ $ $ $	3.50 3.50 3.50 3.50 3.50 0.97 1.13 1.25 2.30 2.30 2.75 4.41 4.62 10.00	12/11/08 10/14/08 03/09/08 03/09/08 03/09/08 02/01/10 07/18/10 08/18/10 10/26/11 10/26/11 04/23/12 05/22/12 03/29/15 12/28/15	— — — — — — — — — — — — — —	— — — — — — — — — — — — — —	— — — — — — — — — — — — — —	— — — — — — — — — — — — — —
David Conn	25,000 75,000 50,000 50,000 25,000 100,000	— — — — — —	— — — — — —	$ $ $ $ $ $	2.54 2.54 4.82 6.40 10.00 10.19	05/27/14 05/27/14 05/24/15 06/14/15 12/28/15 12/28/15	— — — — — —	— — — — — —	— — — — — —	— — — — — —
Warren Clamen	140,000 50,000	— —	— —	$ $	5.06 10.00	03/09/15 12/28/15	10,971 —	$212,728 —	— —	— —
Andrew Tarshis	100,000	—	—		$8.81	07/22/15	18,461	$357,959	—	—
Deborah Sorell Stehr	10,000 10,000 10,000 5,000 15,000 15,000 50,000 60,000 50,000	— — — — — — — — —	— — — — — — — — —	$ $ $ $ $ $ $ $ $	3.50 3.50 3.50 2.66 2.66 2.66 4.82 8.03 10.00	12/07/08 12/07/08 12/07/08 08/20/14 08/20/14 08/20/14 05/24/15 10/28/15 12/28/15	9,230 — — — — — — — —	$178,970 — — — — — — — —	— — — — — — — — —	— — — — — — — — —
William Sweedler	133,333	—	—		$8.81	09/18/16	—	—	—	—

(a)	Grant dates and vesting dates for all outstanding equity awards at December 31, 2006 are as follows:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Grant Date	Vesting Date
Neil Cole	10,000 650,000 84,583 84,583 84,583 25,000 321,625 260,500 76,500 273,500 600,000 15,000 800,000 200,000	12/11/98 12/11/98 12/11/98 12/11/98 12/11/98 02/01/00 07/18/00 08/18/00 10/26/01 10/26/01 04/23/02 05/22/02 03/29/05 12/28/05	12/11/98 12/11/98 12/11/98 12/11/98 12/11/98 02/01/00 07/18/00 08/18/00 10/26/01 10/26/01 04/23/02 05/22/02 03/29/05 12/28/05

David Conn	25,000 75,000 50,000 50,000 25,000 100,000	05/28/04 05/28/04 05/24/05 06/14/05 12/28/05 12/29/05	05/28/04 12/19/05 05/24/05 12/19/05 12/28/05 12/29/05

Warren Clamen	140,000 50,000	03/09/05 12/28/05	06/01/05 12/28/05

Andrew Tarshis	100,000	07/22/05	07/22/05

Deborah Sorell Stehr	10,000 10,000 10,000 5,000 15,000 15,000 50,000 60,000 50,000	12/11/98 12/11/98 12/11/98 08/20/04 08/20/04 08/20/04 05/24/05 10/28/05 12/28/05	12/08/99 12/08/00 12/31/01 08/20/04 08/20/05 12/19/05 05/24/05 10/28/05 12/28/05

William Sweedler	133,333	09/18/06	11/06/06

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding exercise of options and vesting of restricted stock held by the Named Executive Officers during the year ended December 31, 2006.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Neil Cole	400,000	$5,668,750	—	—
David Conn	100,000	$1,513,188	—	—
Warren Clamen	60,000	$756,713	—	—
Andrew Tarshis	10,000	$88,619	—	—
	30,000	$230,156	—	—
Deborah Sorell Stehr	10,000	$159,719	—	—
	60,000	$949,313	—	—
	5,000	$75,059	—	—
William Sweedler	8,058	$41,821	—	—
	81,673	$500,655	—	—
	135,269	$865,727	—	—

(a)	Included in this column is the aggregate dollar amount realized by the Named Executive Officer upon exercise of the options.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As noted under “– Narrative to Summary Compensation Table and Plan-Based Awards Table – Employment Agreements”, we have entered into employment agreements with each of our Named Executive Officers. These agreements provide for certain payments and other benefits if a Named Executive Officer’s employment with us is terminated under circumstances specified in his or her respective agreement, including a “change in control” of the Company. A Named Executive Officer’s rights upon the termination of his or her employment will depend upon the circumstances of the termination.

The receipt of the payments and benefits to the Named Executive Officers under their employment agreements are generally conditioned upon their complying with customary non-solicitation, non-competition, confidentiality, non-interference and non-disparagement provisions. By the terms of such agreements, the executives acknowledge that a breach of some or all of the covenants described herein will entitle us to injunctive relief restraining the commission or continuance of any such breach, in addition to any other available remedies.

The following table provides the term of such covenants following the termination of employment as it relates to each Named Executive Officer:

Covenant	Neil Cole	David Conn	Warren Clamen	Deborah Sorell Stehr	Andrew Tarshis
Confidentiality	Infinite duration for trade secrets and two years otherwise	Infinite duration for trade secrets and two years otherwise	Infinite duration	None	Infinite duration

Non-solicitation	Two Years	Two Years	None	None	One Year

Non-competition	Two Years	Two Years	None	None	One Year

Non-interference	Two Years	Two Years	None	None	One Year

Non-disparagement	Infinite duration	None	None	None	None

Termination Payments (without a change in control)

The table below includes a description and the amount of estimated payments and benefits that would be provided by us (or our successor) to each of the Named Executive Officers under each employment agreement, assuming that a termination circumstance occurred as of December 31, 2006 and a “change in control” had not occurred:

Type of Payment	Termination Event	Estimated Amount of Termination Payment to:
		Neil Cole (1)	David Conn	Warren Clamen	Deborah Sorell Stehr	Andrew Tarshis
Payment of accrued but unused vacation time(2)	Termination for Cause, death or disability	None	None	None	None	None

Lump Sum Severance Payment	Termination without Cause or by executive for Good Reason	$550,000(3)	$379,653	$501,111(4)	None	$749,375

Pro rata portion of Bonuses	Varies	None	None	None	None	None

Continued coverage under medical, dental, hospitalization and life insurance plans	Death, termination without Cause, or termination by executive for Good Reason	None	None	None	3 months(5)	None

(1)

Upon Mr. Cole’s termination without cause by us or for good reason by Mr. Cole, we are obligated to pay Mr. Cole’s indemnity payments and legal fees incurred by him as a result of his termination. Our possible range of payments is not determinable at this time.

(2)	Vacation time accrued but not taken for each executive was assumed to have been fully used up at year-end 2006.
(3)	Payable in monthly installments, not in a lump sum.
(4)	Only payable upon termination by Company without cause.
(5)	Three months of continued health and medical benefits upon termination for Cause or upon death or disability.

Change in Control Payments

The employment agreements with Mr. Cole, Ms. Stehr and Mr. Tarshis also provide that, if, within twelve months of a “change in control,” their employment is terminated by us without “cause” or they terminate their employment with us for “good reason,” as all such terms are defined in each employment agreement, we are obligated to make a lump-sum severance payment to each such Named Executive Officer equal to $100 less than three times the Named Executive Officer’s “annualized includable compensation for the base period” (as defined in Section 280G of the Internal Revenue Code of 1986).

The employment agreements (as amended) with Mr. Clamen and Mr. Conn also provide that, if, within twelve months of a “change in control,” their employment is terminated by us without “cause” as all such terms are defined in each employment agreement, we are obligated to make a lump-sum severance payment to each such Named Executive Officer equal to $100 less than three times the Named Executive Officer’s “annualized includable compensation for the base period” (as defined in Section 280G of the Internal Revenue Code of 1986).

Under the circumstances described above, all of the Named Executive Officers are entitled to an accelerated vesting and payment of stock options and restricted stock awards granted to that Named Executive Officer. However, the sum of any lump sum payments, the value of any accelerated vesting of stock options and restricted stock awards, and the value of any other benefits payable to the Named Executive Officer may not equal or exceed an amount that would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986).

The following table quantifies the estimated maximum amount of payments and benefits under our employment agreements and agreements relating to awards granted under our equity incentive and stock option plans to which the Named Executive Officers would be entitled upon termination of employment if we terminated their employment without cause within twelve (12) months following a “change in control” of the Company that (by assumption) occurred on December 31, 2006.

Name	Cash Severance Payment ($)	Continuation of Medical/Welfare Benefits (Present Value) ($)	Value of Accelerated Vesting of Equity Awards ($) (1)	Total Termination Benefits ($)
Neil Cole	1,647,670	0		1,647,670

David Conn	640,551	0		640,551

Warren Clamen	678,427	0	47,065	725,492

Andrew Tarshis	615,971	0	103,834	719,805

Deborah Sorell Stehr	956,037	0	46,533	1,002,570

(1)	This amount represents the unrealized value of the unvested portion of the respective Named Executive Officer’s restricted stock based upon the closing price of our Common Stock on December 29, 2006.

VOTING SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding beneficial ownership of our Common Stock as of the Record Date by each of our directors and Named Executive Officers, all of our executive officers and directors, as a group, and each person known by us to beneficially hold five percent or more of our Common Stock, based on information obtained from such persons.

Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all securities beneficially owned, subject to community property laws where applicable. The shares “beneficially owned” by a person are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC and, accordingly, shares of our Common Stock underlying options, warrants and convertible securities that are exercisable or convertible within 60 days of the Record Date are deemed to be beneficially owned by the person holding such securities and to be outstanding for purposes of determining such holder’s percentage ownership. The same securities may be beneficially owned by more than one person.

Percentage ownership is based on [56,892,995] shares of our Common Stock outstanding as of the Record Date. The address for each beneficial owner, unless otherwise noted, is c/o Iconix Brand Group, Inc. at 1450 Broadway, New York, New York 10018.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percentage of Company’s Outstanding Common Stock Beneficially Owned
Neil Cole	3,521,075	(1)	5.9%
David Conn	325,000	(2)	*
Warren Clamen	190,000	(3)	*
Andrew Tarshis	50,000	(4)	*
Deborah Sorell Stehr	125,000	(5)	*
William Sweedler	545,333	(6)	*
Barry Emanuel	321,673	(2)	*
Steven Mendelow	285,988	(7)	*
Drew Cohen	101,702	(8)	*
F. Peter Cuneo	40,000	*
Mark Friedman	15,684	*
Fred Alger Management, Inc.
Fred M. Alger III	3,204,000	(9)	5.7%
Fred Alger & Company, Incorporated Alger Associates, Incorporated 111 Fifth Avenue New York, New York 10003
All directors and executive officers as a group (10 persons)	4,976,122	(10)	8.1%

*	Less than 1%
(1)	Includes 3,485,875 shares of Common Stock issuable upon exercise of options and 20,000 shares of Common Stock owned by Mr. Cole’s children. Does not include shares held in Mr. Cole’s account under our 401(k) savings plan over which he has no current voting or investment power.

(2)	Represents shares of Common Stock issuable upon exercise of options. Does not include 4,967 restricted shares of Common Stock which vest in two equal installments on October 30, 2007 and April 30, 2008, respectively.
(3)	Represents shares of Common Stock issuable upon exercise of options. Does not include 10,971 restricted shares of Common Stock which vest in two equal annual installments commencing on October 27, 2007 and 4,967 restricted shares of Common Stock which vest in two equal installments on October 30, 2007 and April 30, 2008, respectively.
(4)	Includes 50,000 shares of Common Stock issuable upon exercise of options. Does not include 18,461 restricted shares of Common Stock which vest in three equal annual installments commencing on September 22, 2007 and 4,967 restricted shares of Common Stock which vest in two equal installments on October 30, 2007 and April 30, 2008, respectively.
(5)	Represents shares of Common Stock issuable upon exercise of options. Does not include (i) 9,230 restricted shares of Common Stock which vest in two equal annual installments commencing on December 31, 2007, (ii) 3,725 restricted shares of Common Stock which vest in two equal installments on October 30, 2007 and April 30, 2008, respectively, or (iii) shares held in Ms. Sorell Stehr’s account under our 401(k) savings plan over which she has no current voting or investment power.
(6)	Includes 133,333 shares of Common Stock issuable upon exercise of warrants.
(7)	Includes 200,250 shares of Common Stock issuable upon exercise of options and 60,750 shares of Common Stock owned by C&P Associates, with which Mr. Mendelow and his wife are affiliated and over whose securities they exercise shared voting and investment control.
(8)	Includes 95,000 shares of Common Stock issuable upon exercise of options.
(9)	Based on a Schedule 13-D filed by Fred Alger Management, Inc., Fred M. Alger III, Fred Alger & Company Incorporated and Alger Associates, Incorporated on January 10, 2007.
(10)	Includes 4,792,798 shares of Common Stock issuable upon exercise of options. Does not include our non-employee directors’ restricted shares of Common Stock which shall have not vested within 60 days from the Record Date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to its charter, our Audit Committee must review and approve, where appropriate, all related party transactions.

On May 1, 2003, we granted Kenneth Cole Productions, Inc. the exclusive worldwide license to design, manufacture, sell, distribute and market footwear under the Bongo brand. The chief executive officer and chairman of Kenneth Cole Productions is Kenneth Cole, who is the brother of Neil Cole, our Chief Executive Officer and President. During the fiscal year ended December 31, 2006 and the fiscal year ended December 31, 2005, we received $1.4 million and $1.3 million in royalties from Kenneth Cole Productions, respectively.

The Candie’s Foundation, a charitable foundation founded by Neil Cole for the purpose of raising national awareness about the consequences of teenage pregnancy, owed us $297,000 at December 31, 2006. The Candie’s Foundation paid-off the entire borrowing from us in February 2007 although additional advances will be made by us to The Candie’s Foundation as and when necessary.

AUDIT COMMITTEE REPORT

In January 2007, the Audit Committee met with management and representatives of BDO Seidman, LLP to review and discuss the audit and the procedures and timing of the audit. In February and March 2007, the Audit Committee met with management and representatives of BDO Seidman, LLP to review and discuss the audited financial statements. The Audit Committee also conducted discussions with our independent auditors, BDO Seidman, LLP, regarding the matters required by the Statement on Auditing Standards No. 61. As required by Independence Standards Board Standard No. 1, “Independence Discussion with Audit Committees,” the Audit Committee has discussed with and received the required written disclosures and confirming letter from BDO Seidman, LLP regarding its independence and has discussed with BDO Seidman, LLP its independence. Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006.

The Audit Committee
Steven Mendelow
Drew Cohen
F. Peter Cuneo

PROPOSAL I

APPROVAL TO ADOPT THE AMENDMENT TO ICONIX’S CERTIFICATE OF

INCORPORATION TO INCREASE OUR AUTHORIZED COMMON STOCK

The Board of Directors has adopted, subject to stockholder approval, an amendment to our Certificate of Incorporation to increase the number of shares of Common Stock that Iconix has authority to issue from 75,000,000 to 150,000,000 shares and, consequently, increase the total number of shares of all classes of capital stock that Iconix has authority to issue from 80,000,000 to 155,000,000 shares.

Reasons for the Increase in Authorized Shares of Common Stock

Of the 75,000,000 shares of Common Stock currently authorized, as of May 31, 2007, 56,892,995 shares have been issued and are outstanding, approximately 13,200,000 shares are issuable upon exercise of outstanding options, warrants and other convertible securities, and approximately 1,905,000 shares are available for issuance upon exercise of options or awards available for grant under our existing stock option and incentive stock plans. We, therefore, only have approximately 3,002,000 unreserved shares of Common Stock available for future issuance.

If our stockholders approve the proposed amendment to our Certificate of Incorporation, the additional authorized shares would be available for issuance for any proper corporate purpose. The Board of Directors considers the increase in authorized shares of Common Stock necessary in order to provide flexibility for potential acquisitions, capital raising and future capital requirements and for use in current and future equity compensation plans. Iconix intends to seek to continue to expand its operations which will require additional capital. Such expansion may be accomplished through acquisitions for which Iconix may choose to issue equity securities as all or a portion of the purchase price of the acquisition. In addition, Iconix may seek to raise additional capital in the future through the issuance of equity securities, such as Common Stock or securities convertible into Common Stock. Although Iconix continuously evaluates potential acquisition candidates, Iconix does not, at this time, have any immediate plans, commitments or understandings with respect to any acquisitions. Other than shares that may be issued under our existing stock option and incentive stock plans or pursuant to outstanding convertible securities, Iconix has no immediate plans, commitments or understandings with respect to the issuance of additional shares of Common Stock for any purpose. Approval by the stockholders of the increase in authorized shares of Common Stock at the annual meeting will avoid the need to call and hold additional special meetings for this purpose, thereby enabling Iconix to act quickly when potential acquisition or financing transactions arise.

Once authorized, the additional shares of Iconix Common Stock may be issued with approval of the Board of Directors but without further approval of the stockholders unless stockholder approval is required by applicable law, rule or regulation. Accordingly, this solicitation may be the only opportunity for Iconix stockholders to approve these financings, acquisitions, benefit plans and other corporate transactions.

This proposal could, under certain circumstances, have an anti-takeover effect. For example, if Iconix were the subject of a hostile takeover attempt, it could try to impede the takeover by issuing shares of Common Stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost of the takeover. The Iconix Board of Directors is not aware of any attempt or plan to acquire control of Iconix.

Recommendation

The Board of Directors recommends that you vote “FOR” approval of Proposal I and the Amendment to our Certificate of Incorporation.

PROPOSAL II

RATIFICATION OF THE

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

BDO Seidman, LLP has audited and reported upon our financial statements for the fiscal year ended December 31, 2006. The Audit Committee of the Board of Directors has re-appointed BDO Seidman, LLP as our independent registered public accountants for the fiscal year ending December 31, 2007. Although stockholder approval of the appointment of BDO Seidman, LLP is not required by law, the Audit Committee and the Board of Directors believe that it is advisable to give stockholders an opportunity to ratify this appointment. Furthermore, although the appointment of BDO Seidman, LLP is being submitted for stockholder ratification, the Audit Committee reserves the right, even after ratification by stockholders, to change the appointment of BDO Seidman, LLP our independent registered public accountants, at any time during the 2007 fiscal year, if it deems such change to be in our best interest. A representative of BDO Seidman, LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

In addition to retaining BDO Seidman, LLP to audit our financial statements, we engage BDO Seidman, LLP from time to time to perform other services.

Audit Fees. The aggregate fees billed by BDO Seidman, LLP for professional services rendered for the audit of our annual financial statements, internal controls over financial reporting, reviews of the financial statements included in our Forms 10-Q, and consents related to SEC registration statements for fiscal 2006 and fiscal 2005 and comfort letter and other capital raising activities for fiscal 2006, totaled approximately $990,000, and $394,000 for fiscal 2006 and fiscal 2005, respectively.

Audit-Related Fees. There were approximately $105,000 and $168,700 aggregate fees billed by BDO Seidman, LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements for fiscal 2006 and fiscal 2005, respectively, and that are not disclosed in the paragraph captions “Audit Fees” above. The majority of the audit-related fees were related to the audit of the financial statements of our subsidiary, IP Holdings, LLC and The Candie’s Foundation.

Tax Fees. The aggregate fees billed by BDO Seidman, LLP for professional services rendered for tax compliance, for fiscal 2006 and fiscal 2005, were approximately $35,000, and $62,000, respectively. The aggregate fees billed by BDO Seidman, LLP for professional services rendered for tax advice and tax planning, for fiscal 2006 and fiscal 2005, were $0 and $3,000, respectively.

All Other Fees. There were no fees billed by BDO Seidman, LLP for products and services, other than the services described in the paragraphs captions “Audit Fees”, “Audit-Related Fees”, and “Tax Fees” above for fiscal 2006 and fiscal 2005.

The Audit Committee has established its pre-approval policies and procedures, pursuant to which the Audit Committee approved the foregoing audit services provided by BDO Seidman, LLP in fiscal 2005. Consistent with the Audit Committee’s responsibility for engaging our independent auditors, all audit and permitted non-audit services require pre-approval by the Audit Committee. The full Audit Committee approves proposed services and fee estimates for these services. The Audit Committee chairperson or their designee has been designated by the Audit Committee to approve any services arising during the year that were not pre-approved by the Audit Committee. Services approved by the Audit Committee chairperson are communicated to the full Audit Committee at its next regular meeting and the Audit Committee reviews services and fees for the fiscal year at each such meeting. Pursuant to these procedures, the Audit Committee approved all the foregoing audit services and permissible non-audit services provided by BDO Seidman, LLP

Recommendation

The Board of Directors recommends that you vote “for” approval of Proposal II and the ratification of the appointment of BDO Seidman, LLP as our independent registered public accountants for the fiscal year ending December 31, 2007.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Stockholders who wish to present proposals appropriate for consideration at our annual meeting of stockholders to be held in the year 2008 must submit the proposal in proper form consistent with our By-Laws to us at our address set forth on the first page of this proxy statement and in accordance with applicable regulations under Rule 14a-8 of the Exchange Act not later than March     , 2008 in order for the proposition to be considered for inclusion in our proxy statement and form of proxy relating to such annual meeting. Any such proposals, should contain the name and record address of the stockholder, the class and number of shares of our Common Stock beneficially owned as of the record date established for the meeting, a description of, and reasons for, the proposal and all information that would be require to be included in the proxy statement file with the SEC if such stockholder was a participant in the solicitation subject to Section 14 of the Exchange Act. The proposal and as well as any questions related thereto, should be directed to the Company’s Secretary.

If a stockholder submits a proposal after the March     , 2008 deadline required under Rule 14a-8 of the Exchange Act but still wishes to present the proposal at our Annual Meeting of Stockholders (but not in our proxy statement) for the fiscal year ending December 31, 2007, the proposal, which must be presented in a manner consistent with our By-Laws and applicable law, must be submitted to the Secretary of the Company in proper form at the address set forth above so that it is received by the Company’s Secretary not less than 50 nor more than 75 days prior to the meeting unless less than 65 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, in which case, no less than the close of business on the tenth day following the date on which the notice of the date of the meeting was mailed or other public disclosure was made.

We did not receive notice of any proposed matter to be submitted by stockholders for a vote at this Annual Meeting and, therefore, in accordance with Exchange Act Rule 14a-4 (c) any proxies held by persons designated as proxies by our Board of Directors and received in respect of this Annual Meeting will be voted in the discretion of our management on such other matter which may properly come before the Annual Meeting.

OTHER INFORMATION

Proxies for the Annual Meeting will be solicited by mail and through brokerage institutions and all expenses involved, including printing and postage, will be paid by us.

A copy of our 2006 Annual Report to Stockholders (which includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2006 as filed with the SEC) is being mailed with this Proxy Statement to each stockholder of record as of the close of business on July 5, 2007. A stockholder may also request an additional copy of our Annual Report on Form 10-K for the year ended December 31, 2006, without charge except for exhibits to the report, by writing to Iconix Brand Group, Inc., 1450 Broadway, New York, New York 10018, Attention: Deborah Sorell Stehr. Exhibits will be provided upon written request and payment of a reasonable fee.

The Board of Directors is aware of no other matters, except for those incident to the conduct of the Annual Meeting, that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

By order of the Board of Directors,

Neil Cole,
Chairman of the Board,
President and Chief Executive Officer

July     , 2007

ICONIX BRAND GROUP, INC.

1450 BROADWAY

NEW YORK, NEW YORK 10018

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AUGUST 16, 2007.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints NEIL COLE and WARREN CLAMEN, and each of them, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the Annual Meeting of Stockholders of Iconix Brand Group, Inc. (the “Company”) on Thursday, August 16, 2007, at the offices of the Company, 1450 Broadway, New York, NY 10018 or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present, upon the following matters:

(Continued and to be dated and signed on reverse side)

PROXY

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ABOVE. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THOSE NOMINEES AND THE PROPOSALS LISTED BELOW.	Please mark your votes like this	☒

FOR all nominees listed below (except as indicated to the contrary)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	2.	To approve an amendment to the Company’s Certificate of Incorporation to increase its authorized common stock	FOR AGAINST ABSTAIN ☐ ☐ ☐
Neil Cole, Barry Emanuel, Steven Mendelow, Drew Cohen, F. Peter Cuneo and Mark Friedman (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space below)				3.	Ratification of the appointment of BDO Seidman, LLC as the Company’s independent registered public accountants for the fiscal year ending December 31, 2007.	FOR AGAINST ABSTAIN ☐ ☐ ☐
				4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
						COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature	Signature if held jointly	Dated 2007

Please sign exactly as name appears hereon When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.